Exhibit 5.1

August 19, 2026

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Ladies and Gentlemen:

We have acted as counsel to Datavault AI, Inc., a Delaware corporation (the “Company”), in connection with the offering of (i) an unsecured convertible promissory note having an aggregate principal amount of up to $25,030,000 (the “Note”) upon satisfaction of certain closing conditions applicable to the Note, (ii) up to $25,000,000 in aggregate principal amount of additional unsecured convertible promissory notes (the “Additional Notes”) issuable from time to time upon exercise of the Reinvestment Right (as defined in the Securities Purchase Agreement), each of the Note and the Additional Notes being convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Shares”) at a conversion price of $1.55 per share, which conversion price is subject to adjustment in accordance with the terms of the Note and the Additional Notes, (iii) 15,000,000 Common Shares to be used as pre-delivery shares (the “Pre-Delivery Shares”), and (iv) up to 45,000,000 additional Common Shares to be used as additional pre-delivery shares (the “Additional Pre-Delivery Shares,” and together with the Note, the Additional Notes, the Conversion Shares and the Pre-Delivery Shares, the “Securities”).

The Securities are being sold pursuant to a prospectus supplement, dated August 18, 2026, and the accompanying base prospectus (together, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (File No. 333-294502) (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 20, 2026, and declared effective by the Commission on March 25, 2026, in accordance with the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of August 18, 2026, by and between the Company and that certain investor party thereto.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel to the Company in connection with the issuance of the Securities we have examined: (i) the Company’s certificate of incorporation, as amended, and bylaws, both as currently in effect; (ii) certain resolutions of the board of directors relating to the issuance and sale of the Securities; (iii) Securities Purchase Agreement; (iv) the Note and the Additional Notes; (v) the Prospectus and the Registration Statement; and (vi) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that (i) each of the Note and the Additional Notes, when issued and sold in accordance with the Securities Purchase Agreement, the Registration Statement and the Prospectus, will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and (ii) the Conversion Shares, the Pre-Delivery Shares and the Additional Pre-Delivery Shares have been duly authorized for issuance, and when issued and delivered in accordance with the Securities Purchase Agreement, the Registration Statement, the Prospectus and the Note or the Additional Notes, as applicable, the Conversion Shares, the Pre-Delivery Shares and the Additional Pre-Delivery Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement and to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP